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Exhibit 4.2

VOID AT 5:00 P.M. PACIFIC TIME, ON                  , 200  , UNLESS EXTENDED.

	THE BANK HOLDINGS	WARRANT NO.
CUSIP NO.	9990 Double R Boulevard Reno, Nevada 89521 Organized Under the Laws of the State of Nevada	Warrants to Purchase One Share Each of Common Stock

        THIS CERTIFIES THAT, for value received, the registered holder hereof or registered assigns (the "Holder"), is entitled to purchase from The Bank Holdings, a Nevada corporation (the "Company"), at the purchase price of $11.00 (the "Warrant Price"), one share of Company common stock, $0.01 par value (the "Common Stock"), for each Warrant comprising the aggregate number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant, and the Warrant Price per share shall be subject to adjustment from time to time as set forth herein. This Warrant shall expire in the entirety at 5:00 p.m. Pacific Time,                        , 200  , unless extended.

        This Warrant is one of a duly authorized issue of Warrants evidencing the right to purchase an aggregate of up to 270,000 shares of Common Stock and is issued in connection with the Company's offering of up to 1,350,000 shares of Common Stock. The shares of Common Stock to be issued upon the exercise of Warrants are referred to herein as "Warrant Shares." The offer and sale of the Warrants and of the Warrant Shares has been made pursuant to a public offering dated                        , 2003.

        1.    Exercise Period; Expiration Date.    The Warrant is exercisable during the period commencing                        , 2006 until 5:00 p.m. Pacific Time,                         , 2006, unless extended (the "Expiration Date").

        2.    Exercise of Warrants.    A Warrant may be exercised at the Company's Main Office at 9990 Double R Boulevard, Reno, Nevada, upon presentation and surrender hereof, with the Warrant Purchase Form on the reverse hereof, duly completed and signed, and upon payment in cash or by check to the Company of the Warrant Price (as adjusted in accordance with the provisions of Section 9 hereof), for the number of Warrant Shares in respect of which such Warrants are then exercised.

        No fractional Warrant Shares shall be issued upon the exercise of Warrants. When Warrants are presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable by such Holder on exercise of the Warrants so presented. If any fraction of a Warrant Share would be issuable on the exercise of any Warrants in full, the Company shall pay an amount in cash equal to the then current market price per Warrant Share multiplied by such fraction. When Warrants shall be presented for exercise as to a specified portion, only full Warrant Shares shall be issuable and a new Warrant shall be issuable evidencing the remaining Warrant or Warrants.

        Upon such proper exercise of Warrants and payment of the Warrant Price, the Company shall issue and cause to be delivered to the Holder may, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided above in this Section 2, in respect of any fractional Warrant Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued as of the date of the surrender of such Warrants and payment of the Warrant Price; provided, however, that if, at the date of surrender of such Warrants and payment of the Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened. The purchase rights represented by the Warrants shall be exercisable prior to the Expiration Date, at the election of the Holders, either in full or from time to time in part.

        3.    Exchange of Warrants.    Subject to the restrictions on transferability (set forth in Section 4 hereof), each Warrant may be exchanged without charge for another Warrant(s) entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant(s) surrendered then entitle such Holder to purchase.

        4.    Transfer of Warrants.    The Warrants shall be transferable only on the books of the Company maintained at its main office at 9990 Double R Boulevard, Reno, Nevada, upon delivery thereof duly endorsed with signatures properly guaranteed by a financial institution that is a member of the Stock Transfer Association approved medallion program such as STAMP, SEMP, or MSP, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person(s) entitled thereto.

        5.    Payment of Taxes.    The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares, provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of the Warrants, and in such case the Company shall not be required to issue or deliver any certificates for shares of Common Stock or any Warrant until the transferor establishes to the Company's satisfaction that such tax has been paid.

        6.    Mutilated or Missing Warrants.    In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company may at its discretion issue, upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and indemnity satisfactory to the Company. An applicant for such a substitute Warrant shall also comply with such other reasonable regulations as the Company may prescribe.

        7.    Reservation of Warrant Shares.    The Company shall keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the outstanding and exercisable Warrants.

        8.    Cancellation of Warrants.    The Company shall cancel any Warrants surrendered for exchange, substitution, transfer or exercise in whole or in part.

        9.    Adjustment of Warrant Price and Number of Warrant Shares.    The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustments from time to time upon the happening of certain events, as hereinafter defined:

        9.1    Mechanical Adjustments.    The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

          (a)   In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide or combine its outstanding shares of Common Stock by a stock split or otherwise, or (iii) issue by reclassification of its shares of Common Stock or capital reorganization, other securities of the Company, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which the Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

          (b)   No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Paragraph (b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and, provided further, that all adjustments carried forward by reason of this Paragraph (b) shall be taken into account and the number of Warrant Shares purchased upon the exercise of each Warrant shall be adjusted as of 7 days prior to the Expiration Date. If any adjustment is carried forward pursuant to this Paragraph (b), the Company shall timely make the election required by Treasury Regulation Section 1.305-3(d)(2)(iii). All calculations shall be made to the nearest one-hundredth.

          (c)   Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, the Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying the Warrant Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to the adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

Reference is hereby made to the further provisions of this Warrant set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        WITNESS, the facsimile seal of the Bank and the facsimile signatures of its duly authorized officers.

Dated:	THE BANK HOLDINGS
	By:	, Chairman
(SEAL)	By:	, President

          (d)   In the event that at any time, as a result of an adjustment made pursuant to Paragraph 9(a) above, the Holder shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in Paragraphs 9(a) through (c), inclusive, above, and the provisions of Sections 1 and 2 and Subsections 9.2 through 9.4, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

        9.2    Voluntary Adjustment by the Company.    The Company may at anytime, in its discretion and with appropriate regulatory approvals, reduce the then current Warrant Price to any amount approved by the Board of Directors of the Company.

        9.3    No Notice of Adjustment Necessary.    The Company need not cause notice to be given to each Holder of any adjustment provided in this Section 9.

        9.4    No Adjustment for Dividends or Distribution.    Except as provided in Subsections 9.1 and 9.6, no adjustment in respect of any dividends or distributions shall be made.

        9.5    Rights Upon Consolidation, Merger, etc.

        (a)   In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, such successor or purchasing corporation may assume the obligations hereunder, and may execute with the Company an agreement that each Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such transaction to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which such Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustment provided for in this Section 9. The provisions of this Subsection 9.5 shall similarly apply to successive consolidations, mergers, sales or conveyances.

        (b)   In the event that such successor corporation does not execute such an agreement with the Bank as provided in Subparagraph (a), then each Holder shall be entitled to continue to exercise outstanding Warrants until not more than 5 days prior to consummation of the consolidation, merger, sale or conveyance, and thereby receive consideration in the consolidation, merger, sale or reconveyance on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. Warrants not exercised in accordance with this Subsection 9.5(b) before consummation of the transaction will be canceled and become null and void. The Company shall give notice to each Holder, at least 30 days prior to the last date on which the Warrants shall remain exercisable, of the proposed transaction setting forth the last date on which the Holder may exercise outstanding Warrants and a description of the terms of this Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date.

        (c)   The Company's failure to give any notice required by this Section 9.5 or any defect therein shall not affect the validity of any such agreement, consolidation, merger, sale or conveyance of property.

        9.6    Rights Upon Liquidation.    In case (i) the Company shall make any distribution of its assets to holders of its shares of Common Stock as a liquidation or partial liquidation dividend or by way of return of capital, or other than as a dividend payable out of capital and unimpaired surplus legally available for dividends under the Nevada Revised Statutes, or (ii) the Company shall liquidate, dissolve or wind up its affairs (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets, and business as an entirety), then the Company shall cause to be mailed to each Holder, by first class mail, postage prepaid, at least 30 days prior to the applicable record date, a notice stating the date on which such distribution, liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such distribution, liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during the 30 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. The

Company's failure to give the notice required by this Section 9.6 or any defect therein shall not affect the validity of such distribution, liquidation, dissolution or winding up.

        9.7    Statement on Warrant.    Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrant theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrant certificates initially issued.

        10.    No Rights as Shareholders.    Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof or the Holder's transferees any rights as a holder of Common Stock.

        11.    Notices.    Any notice pursuant to this Warrant by any Holder to the Company or by the Company to the Holder, shall be in writing and shall be (a) to the Company (i) mailed first class, postage prepaid to the Company at P.O. Box 19579, Reno, Nevada 89511; or (ii) delivered to its main office at 9990 Double R Boulevard, Reno, Nevada 89521; or (b) to the Holder, at the Holder's respective address on the books of the Company.

        12.    Applicable Law and Captions.    This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada, to the extent not superseded by the laws of the United States of America. The captions of the Sections and Subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

ASSIGNMENT OF WARRANT
(To be signed only upon assignment of Warrant)

To:	The Bank Holdings 9990 Double R Boulevard Reno, Nevada 89521
FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:
(Address of Assignee Must be Printed or Typewritten)

the within Warrant, hereby irrevocably constituting and appointing        Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:	Signature of Record Holder	Signature of Record Holder

NOTE: The above signatures(s) must correspond with the name(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

        Signature(s) Guaranteed By:

WARRANT PURCHASE FORM

To:	The Bank Holdings 9990 Double R Boulevard Reno, Nevada 89521

        The undersigned hereby irrevocably elect(s) to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder,            shares of the Company's Common Stock, and request(s) that certificates for such shares be issued in the name of:

Please print name and address

        Please provide Social Security or Federal Tax Identification Number:                        and, if said number of shares shall not be al l the shares purchasable thereunder, that a new Warrant for the balance remaining of the whole number of shares purchasable under the within Warrant be registered in the name of the undersigned Holder(s) or assignee(s) as indicated below and delivered to the address stated below:

Dated:	Address:
Signature of Record Holder or Assignee	Signature of Record Holder or Assignee

NOTE: The above signatures(s) must correspond with the name(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever, unless this Warrant has been assigned.

Signature(s) Guaranteed By:

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ASSIGNMENT OF WARRANT (To be signed only upon assignment of Warrant)
WARRANT PURCHASE FORM